UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): December 10, 2007 (December 6, 2007)

Alseres Pharmaceuticals, Inc.
(Exact Name of Registrant as Specified in Charter)

Delaware	0-6533	87-0277826
(State or Other Juris- diction of Incorporation	(Commission File Number)	(IRS Employer Identification No.)

85 Main Street, Hopkinton, MA	01748
(Address of Principal Executive Offices)	(Zip Code)
Registrant’s telephone number, including area code: (508) 497-2360

(Former Name or Former Address, if Changed Since Last Report)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
(e) 2007 Cash Bonus Awards for Executive Officers.
On December 6, 2007, the Compensation Committee of the Board of Directors of Alseres Pharmaceuticals, Inc. (the “Company”) approved the payment of annual incentive bonus awards to each of the Company’s executive officers for performance during the 2007 fiscal year. The bonus awards will be paid 85% in cash and 15% in shares of the Company’s common stock, which shares will be issued under the Company’s 2005 Stock Incentive Plan. The Company will pay the cash portion and issue the stock portion of the bonus awards on January 2, 2008. The number of shares of common stock comprising the stock portion of the bonus award will be determined by dividing the dollar value of the stock award by the closing price of the Company’s common stock as reported on the Nasdaq Capital Market on January 2, 2008 (rounded down to the nearest whole share). Each executive officer will earn their respective bonus award only if he is still employed by the Company on December 31, 2007. The following table sets forth the cash bonus award granted to each of the executive officers listed below:

Executive Officer	Cash Bonus	Stock Award
Peter Savas	$191,250	$33,750
Mark Pykett	$115,600	$20,400
Kenneth L. Rice, Jr.	$76,500	$13,500
Frank Bobe	$57,375	$10,125

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ALSERES PHARMACEUTICALS, INC.
Date: December 10, 2007	By:	/s/ Kenneth L. Rice, Jr.
Kenneth L. Rice, Jr.
Executive Vice President, Finance and Administration and Chief Financial Officer